EXHIBIT 8

                                MAYS & VALENTINE
                               NATIONSBANK CENTER
                             1111 EAST MAIN STREET
                                 P.O. BOX 1122
                         RICHMOND, VIRGINIA 23208-1122
                                 (804) 697-1200
                           TELEX 322063 (MAYSVAL UD)
                           TELECOPIER (804) 697-1339

                                                                           , 199

Fredericksburg National Bancorp, Inc.
2403 Fall Hill Avenue
P.O. Box 7207
Fredericksburg, Virginia 22404-7207

      TAX OPINION REGARDING MERGER OF FREDERICKSBURG NATIONAL BANCORP, INC.
                 WITH AND INTO MERCANTILE BANKSHARES CORPORATION

Gentlemen:

     You have requested our opinion as to certain federal income tax consequences of the proposed merger of Fredericksburg National Bancorp, Inc., a Virginia corporation ("FNB"), with and into Mercantile Bankshares Corporation, a Maryland corporation ("Mercshares") pursuant to an Agreement and Plan of Affiliation and Merger, dated as of March 29, 1994 ("Agreement"), by and between FNB and Mercshares.

                                THE TRANSACTION

     Pursuant to the Agreement and subject to various regulatory approvals, FNB will be merged with and into Mercshares in accordance with the provisions of, and with the effect provided in, the Virginia Stock Corporation Act and the Maryland General Corporation Law (the "Merger"). Mercshares will then serve as the parent holding company for its current subsidiary banks and The National Bank of Fredericksburg ("NBF"), all of which will continue to conduct their businesses in substantially the same manner as prior to the Merger.

     At the effective date of the Merger, each outstanding share of common stock of FNB ("FNB Common Stock") will be exchanged for and converted into 2.84 shares of common stock of Mercshares ("Mercshares Common Stock"), plus cash for fractional shares.

                                  EXAMINATION

     In connection with the preparation of this opinion, we have examined such documents concerning the Merger as we have deemed necessary. We have based our conclusions on the Internal Revenue Code of 1986 (the "Code") and the regulations promulgated pursuant thereto, each as amended from time to time and existing on the date hereof, as well as existing judicial and administrative interpretations thereof.

     As to various questions of fact material to our opinion, we have assumed that there is no plan or intention on the part of the shareholders of FNB to sell or otherwise dispose of the Mercshares Common Stock received by them in the Merger where such sale or other disposition would have the effect set forth in paragraph B below, and we have relied upon the representations made in the Agreement as well as the additional representations set forth below.

                           ADDITIONAL REPRESENTATIONS

     In connection with the proposed Merger, the following additional representations have been made:

          A. The fair market value of Mercshares Common Stock received by FNB shareholders will be approximately equal to the fair market value of FNB Common Stock to be surrendered in exchange therefor.

          B. To the best knowledge of the management of FNB, there is no plan or intention on the part of FNB's shareholders to sell or otherwise dispose of Mercshares Common Stock received by them in the Merger that will reduce their holdings thereof to a number of shares having in the aggregate a fair market value of less than 50 percent of the fair market value of all FNB Common Stock held by FNB shareholders on the effective date of the Merger. For purposes of this representation, shares of FNB Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Mercshares Common Stock will be treated as outstanding FNB Common Stock on the effective date of the Merger. Moreover, shares of FNB Common Stock and shares of Mercshares Common Stock held by FNB shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

          C. There is no plan or intention to sell or otherwise dispose of any of the assets of FNB to be transferred to Mercshares in the proposed Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

          D. Each party to the Merger will pay its own expenses, if any, incurred in connection with the Merger.

          E. Following the Merger, Mercshares will continue the historic business of FNB.

          F. Mercshares has no plan or intention to redeem or otherwise reacquire any of its stock to be issued in the Merger.

          G. The liabilities of FNB to be assumed by Mercshares in the proposed transaction and the liabilities to which the assets of FNB are subject were incurred in the ordinary course of business and are associated with the assets transferred.

          H. There is no intercorporate indebtedness existing between Mercshares and FNB that was issued, acquired or will be settled at a discount.

          I. The fair market value and adjusted basis of the assets of FNB to be transferred to Mercshares each will equal or exceed the sum of the liabilities assumed by Mercshares plus the amount of liabilities to which the assets are subject.

          J. No dividends or other distributions will be made with respect to any FNB Common Stock immediately before the proposed Merger, except for regular, normal distributions.

          K. None of the shares of Mercshares Common Stock and no other property received by a shareholder-employee in exchange for FNB Common Stock pursuant to the Merger is compensation for services rendered. In addition, any compensation paid to any shareholder-employee will be for services actually rendered and bargained for at arm's length, or commensurate with a third-party arm's length negotiation.

          L. No two parties to the Merger are investment companies as defined in
     Section 368(a)(2)(F)(iii) and (iv) of the Code.

          M. FNB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                                    OPINION

     Based upon the foregoing, and with due regard to such legal considerations as we deem necessary, we are of the opinion that for federal income tax purposes:

          1. The Merger will constitute and qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

          2. No gain, loss or other income will be recognized by FNB as a result of the Merger;

          3. To the extent that shareholders of FNB receive Mercshares
     Common Stock in exchange for their shares of FNB Common Stock, they will recognize no gain or loss as a result of the Merger;

          4. A FNB Shareholder who receives cash in lieu of a fractional share interest in Mercshares Common Stock will be treated as receiving a distribution in redemption of such fractional share interest subject to the provisions and limitations of Section 302 of the Code. See Revenue Ruling 66-365, 1966-2 C.B. 116.

          5. A dissenting FNB Shareholder who receives solely cash in exchange for his or her FNB Common Stock will be treated as receiving a distribution in redemption of his or her FNB Common Stock subject to the provisions and limitations of Section 302 of the Code as applied in light of the decision of the United States Supreme Court in Clark v. Commissioner, 489 U.S. 726
     (1989).

          6. The tax basis of Mercshares Common Stock received by the shareholders of FNB who exchange their FNB Common Stock for Mercshares Common Stock will be the same as the tax basis of the FNB Common
     Stock surrendered in exchange therefor (less any portion of such basis allocable to any fractional interest in Mercshares Common Stock for which the FNB Shareholders receive cash); and

          7. The holding period of Mercshares Common Stock received by the shareholders of FNB will include the period during which the FNB Common Stock surrendered in exchange therefor was held, provided such FNB Common Stock was held as a capital asset on the effective date of the Merger.

     This opinion is rendered pursuant to Section 1.14(a) of the Agreement and is solely for the benefit of FNB and FNB shareholders. It may not be relied upon in any other matter or by any other person.

                                          Very truly yours,